Exhibit 99.1

For Immediate Release

Kate Kaminski, Marketing

Lighting Science Group Corporation

D 321.610.9541

E kate.kaminski@lsgc.com

Lighting Science Receives $13.0 Million Equity Investment to Fund Growth

Funding commercialization of existing Lighting Science products in next-generation light technologies and capture share in fast-growing LED lighting market

Melbourne, FL – November 19, 2014 – Lighting Science Group Corporation announced that it has received $13.0 million in preferred stock financing from Serengeti Asset Management. The funding will be used to finance the Company’s growth and solidify its leadership position in the LED lighting market, with a strong focus on the Company’s technology platforms and product innovations.

The Company issued an aggregate of 13,000 shares of its senior Series J Convertible Preferred Stock at a price of $1,000 per share. This issuance augments the $45.5 million that was previously invested in this round by other investors.

“We are excited to announce Serengeti as the most recent addition to the prestigious firms supporting Lighting Science and its mission of revolutionizing the world through the commercialization of next-generation light-based technologies,” said Edward Bednarcik, Chief Executive Officer of Lighting Science. He continued “We believe this capital infusion will help us capture share in the fast-growing LED lighting market, where we see adoption rates growing very rapidly, and continue to execute on our aggressive growth plans.”

About Lighting Science

Lighting Science Group Corporation (OTCQB:LSCG) is a global leader in innovative LED lighting solutions that designs, manufactures and brings to market the most advanced and intelligent products for both consumer, professional and retail applications. By inventing breakthrough, award-winning, LED lamps and lighting fixtures that truly work in sync with nature, we follow one of our core values by being committed to unleash the science of light to make people, and our planet, look, feel and heal better. Lighting Science Group is headquartered in Melbourne, FL, with an Asian office located in Hong Kong, China. Find out more at www.lsgc.com and join us on Twitter, Facebook, LinkedIn and the Lighting Science blog.

About Serengeti Asset Management

Serengeti Asset Management is an opportunistic, value-based investment firm with $1.5 billion of assets under management. Serengeti focuses on debt and equity investments in out-of-favor asset classes and sectors and complex situations. This often involves companies going through a transformative catalyst, operational turnaround, or liquidation. This can include special situation equities, distressed debt, stressed corporate credit and off-the-run structured credit.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the anticipated growth of the LED lighting market and the performance of Lighting Science Group and its products and/or use terminology such as “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” “will,” “agenda,” “continue” and variations of such words and similar expressions. Such statements reflect the current view of Lighting Science Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by these statements. In evaluating these statements, you should carefully review the risk factors detailed under “Risk Factors” in our most recent filings with the Securities and Exchange Commission that may cause our actual results to differ materially from these forward-looking statements.

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